Exhibit 99.1

cbdMD, Inc. Announces One-for-Forty Five Reverse Stock Split of its Common Stock

Charlotte, NC – (Newsfile Corp. – April 14, 2023) - cbdMD, Inc. (NYSE American: YCBD, YCBDpA), cbdMD, a leading provider of high-quality CBD products, announced today that its board of directors on April 12, 2023 approved a ratio of one-for-forty five reverse stock split of the Company’s issued and outstanding shares of common stock. The Company’s shareholders previously approved the reverse stock split on February 16, 2023 and granted the board the authority to determine a final reverse split ratio. The reverse stock split will effective after the market closes on April 24, 2023 following the filing and effectiveness of an amendment to the Company’s articles of incorporation, as amended, with the common stock trading on a post-split basis when the market opens on April 25, 2023. The Company’s common stock will continue to trade on the NYSE American under the existing trading symbol “YCBD” with a new CUSIP number, 12482W 309.

As a result of the reverse stock split, every forty-five pre-split shares of common stock outstanding will automatically combine into one new share of common stock without any action on the part of holders, and the number of issued and outstanding common shares will be reduced from approximately 65.5 million shares to approximately 1.45 million shares. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share on a per shareholder basis. Proportionate adjustments will be made to (i) shares of common stock issuable upon exercise or conversion of all issued and outstanding options and warrants and series A preferred stock, and (ii) shares outstanding and authorized for issuance under the Company’s equity incentive plans. The reverse stock split will not impact any shareholder’s percentage ownership of the Company or voting power, except for the minimal effects resulting from the treatment of fractional shares. The reverse stock split will neither affect the par value of the common stock nor will it affect the Company’s authorized preferred stock, except to affect, where applicable, the conversion rates of outstanding shares of series A preferred stock.

The reverse stock split is intended to increase the market price per share of the Company’s common stock to enable the Company to continue to meet the continued listing standards of the NYSE American, LLC in order to comply with the NYSE American continued listing standards relating to minimum price per share. Commenting on the reverse stock split, Interim Chief Executive Officer and Chief Financial Officer, Mr. T. Ronan Kennedy stated: “We believe that the resulting increase in share price from the reverse split will ensure continued compliance with our NYSE American listing and improve the perception of our common stock and increase the appeal of our stock to a broader range of investors.”

vStock Transfer LLC, the Company’s transfer agent, will act as the exchange agent for the reverse stock split. Please contact vStock Transfer LLC for further information at (212) 828-8436. Shareholders holding their shares in book entry form or brokerage accounts need not take any action in connection with the reverse stock split.

About cbdMD, Inc.

cbdMD, Inc. is one of the leading and most highly trusted and recognized hemp-derived cannabidiol (CBD) brands with a comprehensive line of U.S. produced, THC-free1 CBD products as well as Full Spectrum and Delta 9 THC products. The cbdMD brand currently includes high-quality, premium CBD products including tinctures, gummies, topicals, capsules, sleep aids and more. The Company’s Paw CBD brand includes formulated pet products including tinctures, chews and topicals in varying strengths. To learn more about cbdMD and the complete line of products, please visit www.cbdmd.com, follow cbdMD on Instagram and Facebook or visit one of the thousands of retail outlets that carry cbdMD products.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified using words such as “should,” “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict. You are urged to carefully review and consider any cautionary statements, including statements about the potential impact of the reverse stock split and our continued compliance with NYSE American listing standards and other disclosures, including the statements made under the heading “Risk Factors” in cbdMD, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022 as filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2022 and amended on December 20, 2022 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of cbdMD, Inc. and are difficult to predict. cbdMD, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms, including, but not limited to, Instagram and Facebook, is not part of this press release.

1 THC-free is defined as below the level of detection using validated scientific analytical tools.

Contact Information:

cbdMD, Inc.

Ronan Kennedy, CFO

+1 (704) 445-3064

IR@cbdmd.com